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                                                                         EX 10.2

                  GENERAL SUPPORT SERVICES AND RENTAL AGREEMENT
                                   (MM&S/WULA)

         Agreement made this 1st day of April, 1998, by and between WESTERN UNITED LIFE ASSURANCE COMPANY. ("WESTERN"), and METROPOLITAN MORTGAGE & SECURITIES CO., INC., ("METROPOLITAN") hereinafter jointly referred to as the "Parties".

                                   WITNESSETH

         WHEREAS, METROPOLITAN is a financial institution with several divisions providing accounting, legal, human resources, information systems and other general business support activities, and has rental space available.

         WHEREAS, WESTERN desires to obtain from METROPOLITAN general support services, and rent space;

         NOW THEREFORE, for the foregoing reasons and in consideration of the mutual promises, covenants and agreements set forth herein, the Parties promise, covenant and agree as follows:

1.       DESCRIPTION OF SERVICES

         a.       Administrative Support Services:

         METROPOLITAN hereby shall provide WESTERN general support services including but not limited to, human resources, information systems, art and advertising, accounting, legal, marketing, disaster recovery planning, check processing, cashiering services, financial advice and securities and mortgage portfolio management services.

         b.       Office Space:

         METROPOLITAN hereby leases to WESTERN certain office space at 916 W. First Avenue, Spokane, Washington and/or such other location as agreed to by the Parties. Such lease includes office furnishings and equipment as deemed desirable by WESTERN and is provided on a triple net basis.

2.       MONTHLY FEES

         a.       General Support Services

                  I. WESTERN will pay METROPOLITAN a monthly fee for general administrative support provided by METROPOLITAN TO WESTERN. It is the intent of the Parties hereto that the general administrative support fees be calculated monthly at a fair and equitable rate that reflects the current market cost for comparable services.

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                  II.      METROPOLITAN has developed and shall continue to
                           maintain a cost allocation system designed to measure the activity of the general support services departments used by both Parties, to provide a basis for allocation of the costs generated by those departments. The cost allocation system shall be expressed in terms of labor hours, machine hours, square footage, and/or other appropriate measures. The methodology used for determining the fees may be reviewed by either party at any time, and is subject to change by mutual agreement of the parties as the specific services may vary, or other applicable conditions warrant.




                  b.       Rent:    $7,000.00 per mo through October 31, 1998

                                    $10,000.00 per mo from November 1, 1998


         b.       Mortgage/Receivable Portfolio     50 bps per month, of monthly
                                                    management beginning
                                                    portfolio balance

         c.       Securities Portfolio management:  1/2 of 1% of portfolio, paid monthly

         d.       Cash management (overnight,       1/10 of 1% of monthly
                         repo and repo borrowing)   average

         e.       Vantage I                         90% of the Amortization Fee
                                                    - (currently $20,700 per
                                                    month)

3.       NON-EXCLUSIVITY OF AGREEMENT

         This Agreement is non-exclusive. WESTERN reserves the right and privilege to employ and engage, from time to time, any other entity or person to perform any of the services which are the subject of this Agreement, or may its self perform any such services. Such actions by WESTERN shall not be construed as an event of termination of this Agreement.

4.       DELEGATION

         METROPOLITAN may utilize, delegate to or subcontract with any of its subsidiaries, divisions, affiliates or third parties in connection with its performance of the terms of this Agreement, in full or in part, as deemed appropriate at METROPOLITAN's discretion.

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5.       RIGHT TO EXAMINE METROPOLITAN'S RECORDS

         WESTERN shall have the right to examine and audit any and all of the books, records, or other information of METROPOLITAN, with respect to or concerning the services provided or fees charged pursuant to this Agreement during business hours or at such other times as may be reasonable under applicable circumstances.

6.       EVENT OF DEFAULT

         The following shall be construed as an event of default:

         a. The failure by WESTERN to deliver any sums required to be paid to METROPOLITAN pursuant to the terms of this Agreement.

         b. The failure of either Party to perform in accordance with the terms and conditions of this Agreement to the extent that such failure to perform shall constitute a material breach of a term or condition of this Agreement.

7.       TERMINATION

         Either Party may terminate this Agreement in whole or in part by providing written notice of termination to the other Party, in which event this Agreement shall terminate immediately upon receipt of such notice or at such later date as provided in said notice.

8.       NOTICE

         Notice under this Agreement shall be in writing, and delivered by hand, receipt acknowledged, or delivered by registered certified United States mail, return receipt requested, and if refused, by regular United States mail, addressed to the Parties as stated below:


                     ATTN:  PRESIDENT
                     METROPOLITAN MORTGAGE & SECURITIES CO., INC.
                     601 W. 1st Avenue
                     Spokane, WA 99201-5015.


                     ATTN:  PRESIDENT
                     WESTERN UNITED LIFE ASSURANCE COMPANY.
                     916 W. First Avenue
                     Spokane WA 99204

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9.       BINDING EFFECT

         This Agreement sets forth the entire Agreement between the Parties, and shall be binding upon all successors and assigns of both of the Parties hereto, and shall be construed under the laws of the State of Washington.

10.      PRIOR AGREEMENTS

         This Agreement replaces and supersedes each and every prior Agreement executed by the Parties related to the General Support Services and Rental provided by METROPOLITAN to WESTERN.

         This Agreement is executed the day, month, and year first above written by the duly authorized officers of each Party.

METROPOLITAN MORTGAGE &                          WESTERN UNITED LIFE
SECURITIES CO., INC.                             ASSURANCE COMPANY


By:                                              By:
    --------------------------                      --------------------------
    Bruce J. Blohowiak                              John Van Engelen
    Executive Vice President                        President